Exhibit 10.01

RELOCATION POLICY
EXECUTIVE

EXECUTIVE	November 2005

Congratulations on your upcoming relocation with Intuit.
Although this is an exciting time, Intuit recognizes the disruption a move can cause. Moving in today’s environment is much more complex and demanding than ever before.
There are numerous personal issues to be considered. Recognizing this, Intuit has engaged Plus Relocation Services, Inc. to assist you with your relocation needs. Upon receipt of your signed offer letter and the Repayment Agreement, Intuit will contact PLUS of your approved relocation. PLUS will in turn contact you within 24 hours of this notification. A PLUS Personal Move Manager will also outline the information PLUS needs from you to ensure a smooth process for your move.
We urge you to become fully involved in your move and work closely with the professionals Intuit has made available to you. Planning your move with a clear understanding of Intuit’s relocation policy by reading these guidelines will also help to avoid unpleasant surprises such as non-reimbursable costs.
The most successful moves are those that are well planned. Therefore, it is important for you to form a partnership with Intuit and PLUS in this process.
Best wishes for a successful relocation!

EXECUTIVE	November 2005

RELOCATION REPAYMENT AGREEMENT
Intuit’s relocation program is designed to help you have a smooth transition to your new location. The program reimburses you for many living, travel and most moving expenses associated with your relocation, as well as assisting with certain estimated tax liabilities.
Eligibility for relocation assistance under the executive relocation policy requires the following:
♦	You are a director or officer new hire, or a director or officer transferring locations at Intuit’s request.

♦	The distance between your new work location and your current residence is fifty (50) miles further than the distance between your current residence and the old work location.

♦	All relocation expenses must be incurred and submitted for reimbursement within one (1) year from the effective date of your move/transfer.
Moving an employee requires a substantial investment on Intuit’s part. Therefore, if you voluntarily resign from Intuit within one (1) year of your transfer date or during your relocation, no further relocation benefits, including reimbursements, will be paid to you and you will be required to reimburse Intuit for the cost of the relocation per the terms and conditions outlined in your Relocation Repayment Agreement. Please sign and return this Agreement to Intuit, as benefits will not be processed without this being completed.

EXECUTIVE	November 2005

TAX INFORMATION
Tax Classification of Expenses
Intuit follows strict Federal guidelines for reporting expenses associated with an employee’s relocation. All relocation reimbursements provided to you will be categorized into two classes: (1) expenses which are not classified as compensation and not subject to withholding taxes, and (2) expenses which are reportable as compensation and subject to withholding taxes. Examples of expenses in each category are provided below:
Category 1 (not necessary to report as income on W-2)
♦	The cost of shipment and 30 day storage of your household goods.
♦	Most travel & lodging expenses relating to reporting to new location.
Category 2 (expenses which must be reported as income on W-2 and taxes paid)
♦	Storage over 30 days

♦	Home Finding Trip ( including travel , lodging and meals )

♦	Temporary living

♦	All meals during your final move en route to your new home

♦	All other relocation reimbursements, including lump sum relocation allowances and some direct reimbursement of expenses for selling and/or purchasing a home
Expenses in Category 1 will not be included in wages.
Expenses in Category 2 must be reported as income and included in taxable wages on your annual W-2 Form. Category 2 expenses are subject to withholding taxes (Federal, Social Security, Medicare, state and local taxes, as appropriate). These withholding tax obligations in Category 2 expenses will be paid by Intuit utilizing the “gross-up” method, except for the relocation allowance, which will have taxes withheld at time of payment. The gross-up method pays additional taxes to the taxing authorities intended to minimize the tax burden associated with these expenses when they are reported as income to you. For example, combined income of spouse and other additional income can have an impact on your personal tax rates and Intuit does not take those personal tax factors into consideration.
If certain moving expenses are incurred which are paid personally by the employee and are not reimbursed by the Company, the employee may be entitled, if all other guidelines are met, to claim these expenses as deductible moving expenses on their personal income tax return. It is the employee’s responsibility to understand the applicable tax laws and to substantiate any deduction claimed on their income tax return. For further reference, IRS Publication 521 is a helpful guide to the tax treatment of moving expenses.

EXECUTIVE	November 2005

TAX INFORMATION (continued)
Record-Keeping and Gross-Up Procedures
You must retain copies of receipts and statements of expenses incurred in connection with your relocation. It is your responsibility to substantiate relocation expense claims submitted to Intuit.
The gross-up allowance for Federal, State, Local, Social Security and Medicare tax liabilities will be coordinated by PLUS. The additional withholding tax that is paid will be reported by Intuit on your W-2. This gross up allowance will be calculated throughout the year and you will be notified of the results of the gross up calculation at the end of the year.
Processing of Expenditures
Relocation expenses and normal business expenses should not be combined on a single expense report. Relocation expenses must be processed through PLUS. Business expense reimbursement is processed separately by Intuit. Any business expenses will be governed by the published guidelines in effect for Intuit business travel.

EXECUTIVE	November 2005

FINDING YOUR NEW HOME
Home Finding Trip / Rental Assistance
Intuit offers home finding or rental assistance, at no cost to the employee, through PLUS. PLUS specializes in helping transferees locate the property and neighborhood that best meets the employee’s needs. If the employee wishes to use this service, your consultant will be able to explain the program.
Reimbursement of expenses for your home/apartment search will be provided for the employee and spouse/partner for two round-trip visits to the new location for a total of ten (10) nights.
Round trip coach airfare for you and your spouse, but not for your children (arranged through Intuit travel, 1-888-417-5478) or mileage at prevailing IRS reimbursement of personal auto used, will be provided. Intuit will also provide for reasonable expenses for lodging, your meals and incidental expenses to be covered at $50 a day for employee or $75 a day if accompanied by spouse / partner. The rental of a full size automobile will be arranged by Intuit Travel. Actual and reasonable childcare expenses for your children while you are on your home finding trip, not to exceed ten (10) days, will be covered.
Other expenses such as telephone, laundry / dry cleaning, entertainment, are not reimbursable expenses.

EXECUTIVE	November 2005

NEW HOME MORTGAGE
New Home Mortgage
Applying for a mortgage can be a time consuming and frustrating process. To simplify this process, Intuit has coordinated for certain customer service benefits with Wells Fargo Bank. This is an optional service that is offered you to make the relocation process smoother. You may choose a lender outside of this program.
The benefits of using Wells Fargo Bank, with which Intuit has made special arrangement, are as follows:
♦	Competitive rates for transferring employees

♦	Pre-approval prior to your home finding trip

♦	Prompt mortgage approval and processing turn-around times

♦	Reduced documentation requirements

♦	Credit of working spouse income
WELLS FARGO BANK
Using this mortgage service can offer many advantages including an expedited process, credit approval before house hunting, competitive rates and the availability of a variety of mortgage products and fixed lender fees.
The Wells Fargo Home Mortgage team can be reached at:
1-800-457-4663, Monday through Friday, 5am-9pm PST.

EXECUTIVE	November 2005

MOVING YOUR HOUSEHOLD GOODS
HOUSEHOLD GOODS SHIPMENT
PLUS has contracted with Mesa Systems, a United Van Lines Agent, to provide you with your household goods shipment
You must contact your Personal Move Manager to establish a preliminary schedule as household goods shipments can take up to three weeks to schedule. A representative from the moving company will be contacting you to arrange for a pre-move survey. This person will work with you in all subsequent scheduling of packing, moving and delivery.
The following expenses and services are covered:
♦	Packing, shipping, partial unpacking and one time debris removal of boxes

♦	Shipment of up to 2 automobiles, if the move is over 500 miles

♦	Storage of household goods for 60 days

♦	Full Replacement Value Insurance

♦	Service charges for disconnecting and reconnecting appliances
The following expenses and services are not covered:
♦	Shipment of hazardous materials such as explosives, chemicals, flammable materials, firearms, garden chemicals.

♦	Shipment of firewood, lumber or other building materials.

♦	Shipment and/or boarding of household pets and livestock.

♦	Removal or disassembling or installation of carpeting, drapery rods, storage sheds or other permanent fixtures.

♦	Shipment of snowmobiles, boats, recreational vehicles, satellite dishes and unusually heavy or cumbersome materials.

♦	Valuables such as jewelry, currency, dissertations or publishable papers, and other collectibles or items of extraordinary value.

♦	Shipment of plants, food, wine collections or other perishables.

♦	Overtime charges. Such charges may be incurred; however, they will be at your own expense. This includes time for packing and/or delivery during the evening hours and on the weekends, including all holidays.
This is not a complete list of the exclusions to the Plan. You should discuss any questions with your Personal Move Manager.

EXECUTIVE	November 2005

MOVING YOUR HOUSEHOLD GOODS (Continued)
Be sure to be home or leave a personal representative present during the packing/loading operation and at time of delivery. Delivery consists of placing boxes in designated rooms, setting up beds and removing any loose packing materials. It does not include putting goods away or rearranging furniture. If you are considering doing some of your own packing, please discuss with your Personal Move Manager any limitations on their liability for packed by owner (PBO) items.
Please pay special attention to some important papers you will be asked to sign. The Bill of Lading authorizes your release of your household goods to the driver during transit. The Inventory List is the most important factor for any future damage claim. This list is considered the legal count of your belongings and also indicates their condition at the time they are released to the driver. It is important before signing that you make sure that the Inventory form lists every item in your shipment and that the entries regarding the condition of each item are correct. You have the right to note any disagreement. When your shipment is delivered, if an item is missing or damaged, your ability to recover from the mover for any loss or damage may depend on the notations made.
It is the employee’s responsibility to check off items, as they are unloaded. Only items found on this inventory list will be recognized in any future claims settlement. It is the employee’s responsibility to note any damage to your residence or automobile at time of delivery. You are allowed 100 days from date of delivery to file a damage claim on your personal household goods. All claims must be included in one report.
Storage
Every effort should be made to plan for a direct move of household goods to your final destination. Unloading goods and placing them in temporary storage, for any period, can double the cost of a move and increase the risk of damage to your items. Storage costs incurred beyond 60 days will be borne by the employee. Storage includes the cost of putting goods into storage and one delivery to your permanent residence. Only one complete delivery will be authorized to your permanent residence.

EXECUTIVE	November 2005

MOVING YOUR HOUSEHOLD GOODS (Continued)
Automobiles
You may ship up to two automobiles via commercial carrier if the move is over 500 miles. Insurance on such vehicles will be provided; however, vehicles that are shipped are not eligible for mileage reimbursement. If the distance is less than 500 miles, Intuit will ship one automobile and the second automobile will be driven. Mileage will be reimbursed based on the current IRS mileage reimbursement rate.
If autos are shipped, no personal items may be left in the auto, due to liability reasons. Antique or classic cars, or cars that are not in working order are the responsibility of the employee. If the employee elects to drive a motor home to the new location, reasonable in-transit expenses will be reimbursed, only if the motor home counts as one of the covered two vehicles. The cost of the shipment of any automobile cannot be more than the NADA blue book value of the car. Campers and Trailers: Transportation of pull-behind campers and trailers is not a covered expense.
Pets
Intuit will not pay for the cost of shipping your household pets to the new location. Your Relocation Allowance should be utilized for this expense, including the cost of special crates and any required quarantines and boarding expenses while your goods are in transit. Your Personal Move Manager can put you in touch with firms that specialize in shipping pets, if you require such a service.
Insurance
Insurance at full replacement value is provided for your personal property while in transit. The insurance does not cover accounts, bills, deeds, evidence of debt, currency, letters of credit, passports, airline or other tickets, securities, bullion, precious stones, stamp or coin collections and other collectibles.
You may need to consult with your personal insurance policy representative for an explanation of coverage for items in transit, as well as coverage for your vacant property at the former location and/or new location, if applicable.

EXECUTIVE	November 2005

EN ROUTE GUIDELINES
Final Travel to New Location
Coach airfare for employee and family must be made fourteen (14) days in advance through Intuit travel. If driving, the mileage will be reimbursed at the prevailing IRS reimbursement rate. Automobile maintenance costs will be the employee’s responsibility. Intuit will provide for reasonable lodging and a meal per diem at $50/day for employee and $35/day per additional person relocating with the employee. The employee should maintain all receipts to assist with tax reporting.
Temporary Living
Upon arrival in the new location, temporary living (if necessary) will be provided for up to 60 days prior to establishing a permanent residence. PLUS will arrange for a fully furnished apartment with laundry and cooking facilities. If the employee has elected to ship both vehicles Intuit will provide a full size rental automobile for sixty (60) days. Arrangements for the rental car are to be made through Intuit travel.
Daily living expenses will be the responsibility of the employee.
If a hotel is utilized, Intuit will cover up to seven (7) nights of lodging and provide a daily meal per diem of $50 for employee and $35/day per additional person relocating with the employee for up to seven (7) days.
If an employee is traveling on Intuit business during this period, expenses incurred should be charged in the usual manner and not as a relocation expense.

EXECUTIVE	November 2005

MISCELLANEOUS
Relocation Allowance
A lump sum payment of one (1) month annual base salary will be provided. This amount will be processed on your start or transfer date. This amount will be subject to tax withholding. Request this allowance through PLUS. This allowance is provided to cover the myriad of relocation expenses that might be incurred that are not specifically stated as directly reimbursable by Intuit. Expenses that might fall under this category are:
♦	Shipping of items not covered by the Household Goods Shipment provisions described above

♦	Removal or installation of articles not paid under the moving guideline

♦	Charges for transportation or boarding of pets

♦	Appraisals of antiques or art objects for insurance purposes

♦	Vehicle registration

♦	Cleaning or repairs

♦	Motor vehicle registration fees

♦	Extermination, fumigation

♦	Removal, installation of window coverings

♦	Deposits

♦	Utility and phone hookups

♦	Drivers license
It is the employee’s responsibility to manage these costs so that the allowance will be sufficient to meet your needs. You may keep any unused portion of these funds.
Although Intuit does not require receipts, it is important that you keep receipts of all your expenses to assist you when filing your tax return at year-end.
Medical Coverage
Special attention should be paid to your medical benefits during this time. The company’s medical plans may be network-oriented. If your family does not join you immediately, they may not qualify for full medical benefits because they are outside the network. It is important that you are informed about the medical benefits you and your family will receive during the transition to your new location. Contact Intuit’s HR Shared Services Group to discuss your specific situation. They can be reached at 1-800-819-1620.

EXECUTIVE	November 2005

MISCELLANEOUS (Continued)
Personal Legal Matters
If you are relocating out of your current state, consider how your relocation could affect your wills and estate planning. It is advisable to review your estate plan with an estate lawyer familiar with the laws in your new location.
Lease Termination
Rental obligations arising from the cancellation of a lease will be reimbursed up to a maximum of three month’s rent at the old location and any security deposit lost due to early termination. The employee is to provide a copy of the lease and written proof of payment.
Paid Time Off
After your start date paid time away from work will be limited to five days. Absences must be approved by the employee’s manager and are limited to the following uses: final move to new location; closing on either sale of old home or purchase of new home; and packing and loading days for shipment of personal household goods and unpacking at final destination.

EXECUTIVE	November 2005

Relocation Repayment Agreement
1.	I agree to enter into this Relocation Repayment Agreement in consideration of receiving benefits pursuant to Intuit’s Relocation Policy in connection with my hire or transfer by Intuit.
2.	I agree that should I resign my employment during my relocation or within 1 year from my hire/transfer date, I shall not be entitled to receive any further relocation benefits, including reimbursements.
3.	I agree that should I resign my employment within 1 year from my hire/transfer date, I will reimburse Intuit a pro rata portion of any and all relocation expenses that were made to me or on my behalf in connection with my relocation and subsequent move. The proration will be made by subtracting the number of whole or partial months since my hire/transfer date from twelve, dividing that total by twelve and then multiplying that result by the pre-tax amount of all relocation benefits paid to me or made on my behalf.
4.	I agree that Intuit may recover any pro rata portion of relocation benefits due under Paragraph 3 above, by deducting such amounts from my final paycheck or from any other payments Intuit would otherwise make to me, as allowed by law, and I hereby expressly authorize Intuit to make such deductions. In the event such deductions are insufficient to cover the total refund reimbursement, I agree to pay Intuit all remaining amounts within 14 days of my resignation.
5.	I agree that that all relocation expenses not submitted to PLUS Relocation within 1 year of my hire/transfer date are my responsibility, and will not be reimbursed by Intuit.
6.	I understand that the relocation benefits offered to me pursuant to the Relocation Policy constitute all the relocation benefits for which I am eligible to receive. I understand that I have no right to any changes to my relocation benefits unless those changes are agreed to in writing signed by an authorized Intuit HR manager. I further agree that nothing in this Relocation Repayment Agreement is intended to create a contract or a guarantee of employment by Intuit. I understand and agree that my employment is at will and that Intuit or I may terminate it at any time.
7.	This is the entire agreement between the Company and me with respect to relocation repayment and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter.

Employee’s Signature	Date	Social Security #
Relocation Tax Purposes

Print Name

HR Signature	Date

EXECUTIVE	November 2005

HOME SALE
Home Marketing Assistance
Selling your current home is one of the most important parts of the relocation program. As such, Intuit has arranged for Home Marketing Assistance through PLUS. The Home Marketing Assistance program offers you professional marketing assistance through your Personal Move Manager in planning and executing a strategy for successfully selling your home.
Your Personal Move Manager will discuss the details of the program during your initial call and will arrange to have a qualified real estate associate contact you for an appointment to visit your home. This appointment is for informational purposes only to assist you in developing an effective marketing strategy for your home. You are not obligated to list your home with this particular agent.
Your real estate agent will be asked to prepare a Broker’s Market Analysis (BMA) which will be utilized by PLUS in preparing a comprehensive marketing plan. This plan will include suggestions on how to prepare your home for sale, recommended listing price and anticipated sales price range, information on comparable listings and recent sales, a designated buyer profile for your property and creative home sale promotion ideas. You are encouraged to review this information directly with both your Personal Move Manager and your real estate agent.
Your Personal Move Manager will monitor the entire listing effort, including a review of competing homes and an evaluation of recently closed properties, to ensure that a realistic pricing strategy is in place. In addition, your Personal Move Manager will coordinate proactive market strategy call sessions with your selected agent to follow up on buyer and broker feedback, open house events and showing activity.
During your Home Marketing Assistance period, you must present any and all offers to your Personal Move Manager for review and approval to be eligible for the benefits offered under the home sale assistance program.

EXECUTIVE	November 2005

HOME SALE (continued)
Disclosure
Disclosure is defined as the duty of the seller to make known or public to a buyer the condition of the property, particularly any defect that could affect its value, habitability or desirability. Failure to do so could constitute, at a minimum, misrepresentation and, more likely, fraud.
It is, therefore, your responsibility as the homeowner to disclose the full condition of your property to PLUS and any potential buyers. Please be advised that some states require by law a separate, specific disclosure form for all property transfers. Additional forms are required by the state of California, and if appropriate, will be provided to you by your Personal Move Manager. Your Personal Move Manager will also advise you accordingly if completion of such a form is required in your departure move location.
Should you generate a sale, all inspections must be disclosed to the buyer. Your agent, however, should encourage the buyer to have their own inspections performed at their own expense.
Should you fail to disclose complete and accurate information which is subsequently discovered, you may be held responsible for all expenses involved in correcting the defects and any possible litigation as a result of non-disclosure.

EXECUTIVE	November 2005

HOME SALE (Continued)
Selling Your Home
Intuit provides a professionally administered home sale assistance plan through PLUS, which offers the relocating homeowner several excellent benefits, including:
♦	A resale plan that significantly reduces the tax burden to you and Intuit

♦	Selection and management of brokers and other service providers

♦	Reduced costs and fewer expense reimbursement requests

♦	Objective advice concerning repairs and remodeling prior to offering home for sale

♦	Assistance in pricing, resale strategy and negotiations

♦	Customary home sale closing costs will be covered by Intuit.
Intuit offers a Home Sale Incentive program that will pay the employee up to 2% of the home sale price if the home is sold within 60 days of the listing and if the employee utilizes the Home Sale Assistance program described below. This incentive will be paid to employee at the time of the equity reimbursement from PLUS under the Home Sale Assistance program.
Eligibility for Home Sale Assistance
Each home owning employee is responsible for the sale of his or her primary owned residence, subject to the following guidelines and restrictions:
1.	Definition of Eligible Property. To be eligible for Home Sale Assistance, the residence must be a single unit (house), or two family residence, town home or condominium and must be the present principal dwelling of the transferred employee. Vacant land, mobile homes, boats, cooperatives, single family dwellings on more than 5 acres, vacation homes, summer cottages, and property held for investment are not eligible.

2.	Ownership and Title. The home must be the primary residence of the employee, owned by the employee and/or the employee’s spouse or significant other on the date the employee is requested in writing by Intuit to relocate. The employee must be able to deliver clear title to the property.

3.	Condition and Requirements. The home must meet the following requirements:
♦	The home must be completed, that is, not under construction or undergoing renovation.

♦	The home must be a one-or two-family principal residence. Vacation homes, second homes, mobile homes, vacant land and cooperatives are excluded from eligibility.

♦	The home must not contain or be built near hazardous materials.

EXECUTIVE	November 2005

HOME SALE (Continued)
4. Real Estate Agent.The real estate agent selected to list the home for sale MUST: Be approved by PLUS prior to listing the home, and include an Exclusion Clause in the listing contract (content of waiver will be provided and approved by PLUS).
5. Pricing the Home. PLUS will provide the employee with valuation and pricing information and with repair and improvement advice prior to placing the primary residence on the market for sale. The employee may list the home for sale at any price acceptable to him or her provided the price does not exceed 107% of the average of the BMA. If this occurs, a second BMA will be requested.
6. Accepting Sales Offers. When an offer is received on the home, the employee must not sign the offer or accept any earnest monies from the buyer or broker. PLUS will review the terms and conditions of the offer to ensure that it is bona fide, that the buyer is qualified, and that the terms and net amount of the offer (calculated according to the provisions of this guideline) are acceptable to the employee. If these conditions are met, PLUS will extend to the employee a written contract to purchase the home at an amount and terms equal to the offer. This is known as a Buyer Value Option Sale. This written offer from PLUS is the only contract of sale the employee will sign.
7. Buyer Value Option Home Sale. Intuit has provided a PLUS -administered program as a means of minimizing the tax burden to both Intuit and the employee. Adherence to all steps of the home sale guideline (i.e., selling the home to PLUS, and their subsequent sale to the buyer) is required to provide the optimum tax advantage and protection on costs to sell the home in the old location. An employee’s failure to conform fully to the guideline requirements of this section may jeopardize the tax integrity of the program. In the event that an employee’s actions compromise the tax advantages of the guideline, the employee will be responsible for the personal income taxes on all reimbursed amounts, and no tax assistance will be provided from company on resale costs. You should consult with your tax planner to understand the tax advantages that may be available through this program.
8. Loan Payoff. The existing financing on the home, if any, will remain in place at the discretion of PLUS until the sale to the ultimate buyer closes. At closing of the ultimate sale, the loan will be paid in full.

EXECUTIVE	November 2005

9. Financial Responsibilities of Employee. The employee is responsible for:
♦	All costs of maintaining the home (mortgage, homeowner’s dues, taxes, insurance, utilities, and maintenance) until the contract or vacate date, whichever is later, between PLUS and the employee.

♦	Required repairs, if any, under the terms of the contract, plus any other costs agreed to in the terms of the contract of sale which are not customarily reimbursed or paid by Intuit under this guideline.

♦	Any seller concessions or seller-paid discount points for the buyer

♦	Any costs associated with “curing” defects in title.
PLUS will account for these costs in their calculation of the employee’s equity. The employee will not be required to make any up front payments. Those payments will be made by PLUS on behalf of the employee, from funds withheld from the employee’s final equity settlement. All equity payments to the employee will be made by PLUS.
Financial Responsibilities of PLUS and Intuit. The normal and customary costs to sell the home will be paid by Intuit through PLUS at closing to the ultimate buyer. The employee who utilizes the buyer value home sale provisions of this guideline will not pay specific costs of the sale, which includes:
♦	Standard real estate broker’s commission for the area

♦	Legal, escrow fees, and/or attorney’s fees

♦	Title insurance (if customarily paid by the seller)

♦	Reasonable closing expenses customarily paid by the seller, to include:
o	Revenue Stamps

o	Recording Fees

o	Mortgage Cancellation fees

o	Transfer Taxes

o	Lender required Inspections

o	Application Fee

o	Mortgage Prepayment Penalties up to a maximum of $5,000

EXECUTIVE	November 2005

HOME SALE (Continued)
Unassisted Sale of Existing Primary Residence (Homeowners)
The employee may elect to sell the home unassisted by PLUS, and decline to use the Buyer Value Option to minimize tax expenses. The unassisted sale of the home by the employee is not encouraged by Intuit, but in the event it occurs, the employee will be reimbursed the normal costs to sell the home as specified above, but will not receive tax protection from Intuit on those reimbursed amounts and will not be eligible to receive the 2% Home Sale Incentive payment described above.

EXECUTIVE	November 2005

HOME PURCHASE
Home Purchase Assistance
Your Personal Move Manager can refer you to a Realtor who is a member of their Network Program. These real estate professionals are accustomed to working with relocating employees and are qualified to assist you with area counseling and home finding assistance. In addition, use of a preferred Realtor will better enable your Personal Move Manager to assist you in monitoring your Realtor’s performance and assist you in getting maximum benefits under these relocation guidelines.
If you wish to work with a specific agent, you must notify your Personal Move Manager prior to your Home Finding trip. Your Personal Move Manager will talk with the agent to confirm that they have the necessary qualifications to assist you.
Purchasing Closing Costs
There are numerous expenses associated with the closing of a new home. Intuit will arrange for you to be reimbursed for normal and customary buyer’s expenses, provided that the new home closing occurs within one (1) year of your initiation date. Those fees and charges most commonly covered are:
Non-recurring Closing Costs:
♦	Title insurance (when applicable)

♦	Transfer taxes (when applicable)

♦	Reasonable attorney fees

♦	Real estate appraisal

♦	Credit report

♦	Recording fees

♦	Survey expense (if required)

♦	Title search, examination and opinion

♦	State deed tax

♦	Inspections required by lender, such as pest, structural/mechanical, water/well, septic, and radon, up to a maximum of $500.

♦	Notary fees
Loan Origination Fees/Discount Points:
If your agent participates in the Broker Network program, loan origination fees/discount points will be paid in addition to non-recurring costs, up to a maximum of 1%. Otherwise, points will not be reimbursed.

EXECUTIVE	November 2005

HOME PURCHASE (Continued)
The following costs will not be reimbursed:
♦	real estate agent’s commissions

♦	Property tax, insurance or interest

♦	Expenses normally charged to the seller

♦	Soil Reports (Geological Surveys)

♦	Home Warranty Insurance Program

♦	Private Mortgage Insurance

♦	Improvement Assessments by State, City, County taxing authorities
Reimbursement of these items will be coordinated by PLUS and will be considered taxable income. Loan origination fees and/or discount points are considered tax deductible; therefore, a tax gross-up is not required and will not be provided. However, the remaining non-recurring closing costs will be grossed-up for tax purposes. By utilizing an Intuit approved lender the reimbursable costs can be direct billed, unless you are an executive officer covered by the restrictions of Sarbanes/Oxley Act.

EXECUTIVE	November 2005